                                                           Exhibit 10.22
                                              REDACTED
                                              CONFIDENTIAL TREATMENT REQUESTED


                            ASSET PURCHASE AGREEMENT


     This ASSET PURCHASE AGREEMENT is made and entered into as of January 15, 1997 (the "Agreement") by and between Immunex Corporation, a Washington corporation ("Immunex"), and SuperGen, Inc., a California corporation ("SuperGen").


                              W I T N E S S E T H:

     WHEREAS, Immunex desires to sell to SuperGen and SuperGen desires to purchase from Immunex the Purchased Assets (hereinafter defined) upon the terms and conditions and for the Purchase Price (hereinafter defined) as set forth in this Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, SuperGen and Immunex hereby agree as follows:


ARTICLE 1:  DEFINITIONS

     As used in this Agreement the following defined terms shall have the meanings set forth below:

     1.1 "Affiliate" means any corporation or business entity of which a party owns directly or indirectly, fifty percent (50%) or more of the assets or outstanding stock, or any corporation which a party directly or indirectly controls, or any parent corporation that owns, directly or indirectly, fifty percent (50%) or more of the assets or outstanding stock of a party or directly or indirectly controls a party.

     1.2 "ANDA" means the Abbreviated New Drug Application No. 74-513, filed with the United States Food and Drug Administration for Etoposide injection, which is owned/sponsored by Immunex, including all information therein.

     1.3 "Applicable Laws" means all laws, treaties, statutes, ordinances, judgments, decrees, directives, rules, injunctions, writs, regulations, binding arbitration rulings, orders, judicial or administrative interpretations or authorization of, any Governmental Authority having jurisdiction over the Purchased Assets in the Territory, as may be in effect on the Closing Date.

     1.4  "Closing" shall have the meaning set forth in Section 2.4.

     1.5 "Closing Date" means January 15, 1997 or such other date as is determined in accordance with Section 2.4.

     1.6 "Encumbrances" mean all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other encumbrances of any kind.

     1.7 "Etoposide" means the pharmaceutical compound 4'- demethylepipodophyllotoxin 9-[4,6-0-(R)-ethylidene-B-D-glucopyranoside].

     1.8  "FDA" means the United States Food and Drug Administration.

     1.9 "Governmental Authority" means any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States including but not limited to federal, state, district or commonwealth thereof, any foreign government or any jurisdiction, municipality or other political subdivision thereof.

     1.10 "Inventory" means Immunex's Etoposide inventory of Product set forth on Exhibit A.

     1.11 "Know-How" means all data, information, know-how (including without limitation, processes and methods) relating to the manufacture, testing, storage, or regulatory status of the Product.

     1.12 "Losses" means any and all damages, fines, liabilities, fees, penalties, deficiencies, losses and expenses (including, without limitation interest, court costs, fees of attorneys, accountants and other experts and other expenses of litigation or other proceedings or of any claim, default or assessment).

     1.13 "Master Production Records" means those records relating to the production of Etoposide as identified in the ANDA.

     1.14 "Person" means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     1.15 "Product" means the Etoposide injection product in vialed dosage form currently manufactured for and sold by Immunex. As used herein, Product shall refer interchangeably to Etoposide injection in the 5 ml. multiple dose vial containing 100 mg. Etoposide (NDC #58406-711-12) and the 12.5 ml. multiple dose vial containing 250 mg. Etoposide (NDC #58406-714-18).

     1.16 "Purchase Price" shall have the meaning set forth in Section 2.2.

     1.17 "Purchased Assets" shall mean all of the (i) ANDA, (ii) Inventory,
(iii) Records and (iv) Know-How.

                                              CONFIDENTIAL TREATMENT REQUESTED

     1.18 "Records" means the stability reports, Master Production Records, adverse reaction reports, material documents and correspondence with any Governmental Authority relating to the Purchased Assets, and other records identified on Exhibit A.

     1.19 "Termination Date" shall have the meaning set forth in Section 7.1.

     1.20 "Territory" means the United States of America including its territories and possessions.

     1.21 "United States" means the United States of America, its territories and possessions, the Commonwealth of Puerto Rico and the District of Columbia.

ARTICLE 2:  PURCHASE AND SALE; CLOSING

     2.1 CONVEYANCE. On the Closing Date, subject to the terms and conditions set forth in this Agreement, Immunex shall sell, transfer, assign, convey and deliver to SuperGen good and marketable title to the Purchased Assets free and clear of any Encumbrances of any kind and SuperGen shall purchase good and marketable title to the Purchased Assets from Immunex free and clear of any Encumbrances of any kind ("Closing Date"). Immunex shall execute and deliver such documents of conveyance and take any other action as may be necessary to transfer the Purchased Assets to SuperGen as set forth in the preceding sentence.

     2.2  PURCHASE PRICE.

          (a) In full consideration for transfer of the Purchased Assets, SuperGen shall pay in cash $1,260,000 (the "Purchase Price") as follows:
[*] for the ANDA and [*] for the Inventory.

          (b) The cash payments of the Purchase Price shall be made in United States dollars by bank wire transfer in immediately available funds to an account designated in writing by Immunex.

          (c) The amount of the cash payment to be made on the Closing Date is based in part upon the Inventory including no less than [*] vials of Product as shown on Exhibit A. Should the Inventory as actually delivered include less than [*] vials of Product, then Immunex shall promptly upon written notice from SuperGen, refund to SuperGen in cash the amount of (i) [*] multiplied by the difference between [*] vials of 5 ml. Product and the actual number of vials delivered, and (ii) [*] multiplied by the difference between [*] vials of 12.5 ml. Product and the actual number of vials delivered.

     In the event Immunex possess any additional Product on the Closing Date over and above the quantities identified in Exhibit A, SuperGen shall have the right to purchase such additional inventory at the cost of [*] per vial for the 5 ml Product and [*] per vial for the 12.5 ml Product.

                                             CONFIDENTIAL TREATMENT REQUESTED


     SuperGen shall pay for all shipping costs in connection with the delivery of the Inventory to SuperGen.

     2.3 ASSUMPTION OF LIABILITIES. SuperGen will assume at the Closing and subsequently, in due course, pay, honor and discharge (except where it is contesting in good faith) all liabilities and responsibilities relating to the Purchased Assets arising after the Closing (except as set forth in Section 6.1(a)(i)(d)), including, but not limited to all regulatory responsibilities and obligations related to the ANDA arising after the Closing and, with respect to the Product, all responsibilities under the Applicable Laws relating to the use, manufacture, promotion, sale, and distribution thereof arising after the Closing ("Assumed Liabilities"). Except as set forth in the preceding sentence, SuperGen shall not assume, and Immunex shall retain and be responsible for, any and all liabilities and obligations of Immunex of any kind whatsoever, including, but not limited to, any liability relating to the Purchased Assets arising on or before the Closing or in connection therewith, (the "Non-Assumed Liabilities"). Without limiting the generality of the foregoing, SuperGen shall not assume (a) liabilities of Immunex for occupation or similar taxes and related filing fees or charges, if any, arising out of or in connection with the sale, assignment, transfer or conveyance of the Purchased Assets hereunder to SuperGen or (b) liabilities for federal, state, local or foreign income or other taxes of, or due or to become due from, Immunex with respect to any period ending on or before the Closing Date or events that occurred on or before the Closing Date or arising out of, or resulting from the sale of the Purchased Assets hereunder to SuperGen on or before the Closing Date. Notwithstanding the foregoing, SuperGen will assume all liability for sales tax on the ANDA as a result of the purchase.

     2.4   THE CLOSING.   The closing of the sale and purchase of the
Purchased Assets and the consummation of the transactions contemplated hereby (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati on January 15, 1997 or at such other time, date or place as the parties may mutually agree upon in writing (the "Closing Date"). At the Closing, the parties to this Agreement will exchange funds, certificates and other documents specified in this Agreement. For purposes of this Agreement the Closing will be treated as if it occurred at 9:00 a.m. PST on the Closing Date.

     2.5 CLOSING TRANSACTIONS. At the Closing, and as a condition thereof (provided any condition for the benefit of either party hereto may be waived by such party):

           (a) Immunex shall cause to be delivered to SuperGen the Purchased Assets and all documents necessary to transfer, assign, convey and deliver good and marketable title to the Purchased Assets;

           (b) Immunex shall provide to SuperGen all necessary and applicable notifications of change to the relevant Governmental Authorities respecting the change in the ownership of the Purchased Assets, which notifications shall be promptly delivered subsequent to the Closing;

           (c)  Immunex shall cause to be delivered [*] vials of Product;

           (d)  SuperGen shall deliver $1,260,000 in cash to Immunex;

           (e) SuperGen will deliver such instruments of assumption and other certificates, instruments or documents, in form and substance reasonably acceptable to Immunex, as may be necessary to effect SuperGen's assumption under Applicable Laws of the Assumed Liabilities;

           (f) Each of Immunex and SuperGen shall deliver to the other party a certificate in which an officer of each respective company certifies the truth and accuracy of its representations and warranties set forth in Section 3 (with respect to Immunex) and Section 4 (with respect to SuperGen) as of the Closing Date.

     2.6 Immunex reserves the right, for itself and on behalf of its Affiliates, at any time after the Closing Date to reference the ANDA for purposes of obtaining any registration or governmental approvals needed to manufacture, test, sell or distribute Etoposide in any country outside of the Territory or, subject to Section 5.5 to make Etoposide, or to have Etoposide made in the United States solely for export and final sale outside the United States.

ARTICLE 3:  REPRESENTATIONS AND WARRANTIES OF IMMUNEX

     Immunex hereby represents and warrants to SuperGen as follows:

     3.1 ORGANIZATION, GOOD STANDING, POWER, ETC. Immunex is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Immunex has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder, and the execution, delivery and performance of this Agreement and the transactions contemplated hereby by Immunex have been duly and validly authorized by proper corporate action, and no other proceedings on the part of Immunex are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Immunex and constitutes a legal, valid and binding obligation of Immunex enforceable against Immunex in accordance with its terms, subject to general principles of equity and except as enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to creditors' rights. There are no outstanding agreements, assignments, licenses or Encumbrances inconsistent with the provisions of this Agreement or which may prevent or hinder Immunex from consummating the transactions contemplated by this Agreement or may prevent or hinder SuperGen from sponsoring the ANDA.

     3.2 NO CONFLICT. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with the articles of incorporation or by-laws of Immunex; (ii) violate any order, writ, injunction or decree applicable to Immunex; (iii) violate any provisions of laws, rules or regulations to which Immunex is subject; (iv) violate, conflict with or result in any breach of or default under any mortgage, indenture, contract, agreement, license, permit, instrument or trust to which Immunex is a party or by which its properties are bound; or (v) result in the creation or imposition of any Encumbrance of any kind whatsoever upon, or give to any person other than SuperGen any interest or right in the Purchased

Assets or give any right of acceleration, termination or cancellation in or with respect to, any of the ANDA or the rights of SuperGen to be the sponsor thereof.

      3.3 CONSENTS AND APPROVALS. Immunex has obtained all necessary consents, approvals, orders or authorizations of, and has performed all necessary registrations, declarations or filings with any Governmental Authority required by or with respect to Immunex in connection with the execution and delivery of this Agreement by Immunex or the consummation by Immunex of the transactions contemplated hereby. Immunex is conducting, and has conducted, its business and operations as it relates directly or indirectly to the Purchased Assets in compliance in all material respects with all governmental laws, rules and regulations applicable thereto and is not in violation or default in any material respect under any statute, regulation, order, decree or governmental authorization applicable to it or any of its properties or business as presently conducted or proposed to be conducted as it relates directly or indirectly to the Purchased Assets, including without limitation laws, rules and regulations administered or issued by the FDA and any environmental laws, rules and regulations. Immunex is not subject to any order or consent decree of any court or administrative body that relates in any way, directly or indirectly, to the Purchased Assets.

     3.4 PURCHASED ASSETS. Immunex has full right, title and interest to, and at the Closing will sell, convey, assign, transfer and deliver to SuperGen good title to all Purchased Assets. The Purchased Assets are free and clear of any Encumbrance of any party. There are no material problems or defects in any of the Purchased Assets which would directly or indirectly adversely affect such Purchased Assets or SuperGen's ability to sell Product after the Closing or, as a direct or indirect result of such defects, would render the Product unmarketable for the purposes for which they were intended. All material adverse experiences associated with the Immunex labeled product and known to Immunex are included in the ANDA. To the best of Immunex's knowledge, there is no infringement by any third party of its title to the Purchased Assets.

     3.5 LEGAL PROCEEDINGS. There are no adverse third party actions or claims pending against Immunex in any court or by or before any Governmental Authority with respect to the Purchased Assets. There are no other actions, suits, proceedings, claims or, to the best knowledge of Immunex, investigations pending against Immunex, nor has Immunex received notice of any of the foregoing, with respect to the transactions contemplated hereby or materially affecting the value of the Purchased Assets or which, if adversely determined, would prevent Immunex from consummating the transactions contemplated hereby. There is no reason that could preclude SuperGen from marketing and selling the Purchased Assets in the Territory after the Closing.

     3.6 INVENTORY. As of the Closing Date (i) all the Inventory is in good and merchantable condition; (ii) all of the Inventory was prepared in compliance with current good manufacturing practice regulations for pharmaceuticals, and (iii) all finished Inventory which has been released meets all applicable specifications and legal requirements and may be lawfully sold in the Territory. The expiration date on all such Inventory is as set forth on Exhibit A.

     3.7 TAXES. Immunex has duly paid all taxes and other governmental charges, if any, due and payable upon the Purchased Assets and any income or sales tax, if any, relating to the Purchased Assets prior to the Closing Date. Neither the Internal Revenue Service nor any other taxing authority has in the past asserted or is now asserting or, to the best knowledge of Immunex, is threatening to assert against Immunex, any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith with respect to the Purchased Assets.

     3.8 RECORDS. Immunex has delivered to SuperGen true and complete copies of all Records. The Records include all documents (other than marketing projections and routine correspondence between Immunex and its Affiliates regarding the Product) of any kind whatsoever which are directly or indirectly material to the Purchased Assets.

     3.9 AGREEMENTS. There are no outstanding contracts, leases, instruments, obligations, commitments, understandings and agreements, whether written or oral, to which Immunex is a party and to which the Purchased Assets will be subject subsequent to the Closing. Immunex has no material agreement with any third party which will obligate SuperGen to make any payments to such third parties with respect to any of the Purchased Assets.

     3.10 FDA MATTERS. The Product now being commercially distributed by Immunex in the Territory meets the applicable legal requirements of the applicable jurisdiction in all material respects and all requisite governmental approvals have been duly obtained and are in full force and effect. There is no action or proceeding by the FDA or any other Governmental Authority, including, but not limited to, recall procedures, pending or, to the knowledge of Immunex, threatened against Immunex relating to safety or efficacy of any of the Purchased Assets.

     3.11 FULL DISCLOSURE. No representation, warranty or statement of Immunex in this Agreement contains or will contain at the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which made, not misleading.

ARTICLE 4:  REPRESENTATIONS AND WARRANTIES OF SUPERGEN

     SuperGen hereby represents and warrants to Immunex as follows:

     4.1 CORPORATE ORGANIZATION. SuperGen is a corporation duly organized, validly existing and in good standing under the laws of California. SuperGen has the requisite power and authority to own, operate and lease its properties and carry on its business as now being conducted.

     4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. SuperGen has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by SuperGen of this Agreement and the consummation by SuperGen of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SuperGen and no other corporate proceeding is necessary for the execution and delivery of this Agreement, the performance by SuperGen of its obligations hereunder and the consummation by SuperGen of the transactions contemplated hereby. This Agreement has been duly executed and delivered by SuperGen and constitutes a legal, valid and binding obligation of SuperGen, enforceable against SuperGen in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditor's rights and general principles of equity.

     4.3 NO CONFLICT. The execution, delivery and performance of this Agreement by SuperGen shall not (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of SuperGen; or
(ii) violate any order, writ, injunction, decree, or any statute, rule or regulation applicable to SuperGen or its Affiliates or any of its properties or assets.

     4.4 FINANCING. SuperGen has sufficient funds available to purchase the Purchased Assets and to pay all related fees and expenses for which SuperGen is responsible pursuant to the terms hereof.

     4.5 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties of SuperGen expressly set forth in this Agreement, neither SuperGen nor any other Person makes any other express or implied representation or warranty on behalf of SuperGen.

ARTICLE 5:  COVENANTS

     Immunex covenants and agrees with SuperGen and SuperGen covenants and agrees with Immunex as follows:

     5.1 POST-CLOSING ORDERS. After the Closing Date, Immunex agrees to forward to SuperGen all unfilled orders for Product received after the Closing Date.

     5.2 SALE OF THE PRODUCT. Immunex hereby agrees that SuperGen shall have the right to sell in the Territory any Inventory bearing the "Immunex" trademark which may be included in the Purchased Assets. SuperGen agrees to maintain any such Inventory under conditions required by the ANDA and any other applicable laws and regulations in order to assure that the Product meets all approved specifications at the time of distribution.

     5.3 FURTHER ASSURANCES. From time to time, without further consideration, each party, at its own expense, shall execute and deliver such documents to the other party and shall take such further actions as such other party may reasonably request in order more effectively to consummate the transactions contemplated hereby. In addition, without limiting and subject to the indemnification set forth in Section 6.1(b), Immunex agrees that it will reasonably cooperate, at SuperGen's request, in the event of any litigation regarding the Purchased Assets, provided that SuperGen agrees to pay Immunex's out-of-pocket expenses relating thereto.

     5.4 NOTICES OF CERTAIN EVENTS. Immunex and SuperGen covenant and agree that, pending the Closing, each shall notify the other of any fact or condition, including but not limited to any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, any notice or communication from any Governmental Authority in connection with the Purchased Assets or the transactions contemplated by this Agreement, or, with respect to SuperGen, any condition which may effect its ability to pay the Purchase Price, which could delay or otherwise prevent the Closing.

     5.5   IMMUNEX'S COVENANT NOT TO COMPETE.

           (a) In furtherance of the transactions contemplated by this Agreement and in order to secure the interests of the parties hereto, Immunex agrees that it will not, for a period of six years from the Closing Date, for any reason whatsoever, directly or indirectly, for itself or on behalf of or in conjunction with any other Person sell Product anywhere in the Territory or have any ownership interest in, or participate in the financing, operation, management or control of any Person selling Product in the Territory or enter into any partnership, joint venture or similar collaborative arrangement with any Person to sell Product in the Territory, or transfer Product to a third person with the intent to sell Product in the Territory. Notwithstanding the foregoing, in the event that Immunex is acquired by a company that prior to the time of the acquisition is in the business of selling the Etoposide, the acquisition of Immunex by such company (and such parent company's subsequent continued sale of the Etoposide) shall not constitute a breach of this covenant not to compete.

           (b) It is expressly understood and agreed that, if any of the agreements contained in this Section 5.5 are for any reason found to be unreasonably broad, oppressive or unenforceable in an action, suit or proceeding before any federal or state court, such court (i) shall narrow the covenant not to compete or shall otherwise endeavor to reform the scope of such agreements in order to ensure that the application thereof is not unreasonably broad, oppressive or unenforceable and (ii) to the fullest extent permitted by law, shall enforce such agreements as so reformed.

           (c) All of the covenants in this Section 5.5 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Immunex against SuperGen, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by SuperGen of such covenants. It is specifically agreed that the period of six years stated at the beginning of this Section 5.5, during which the agreements and covenants of Immunex made in this
Section 5.5 shall be effective, shall be computed by excluding from such computation any time during which Immunex is found by a court of competent jurisdiction to have been in violation of any provision of this Section 5.5. The covenants contained in Section 5.5 shall not be affected by any breach of any other provision hereof by an party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

           (d) Immunex and SuperGen hereby agree that the covenants set forth in this Section 5.5 are a material and substantial part of the transactions contemplated by this Agreement.

           (e) Because of the difficulty of measuring economic losses to SuperGen as a result of a breach of the restrictive covenants set forth in this Section 5.5, and because of the immediate and irreparable damage that would be caused to SuperGen for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to SuperGen at law or in equity, SuperGen shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.

ARTICLE 6:  INDEMNIFICATION

     6.1   INDEMNIFICATION

           (a) INDEMNIFICATION BY IMMUNEX. Immunex covenants and agrees to indemnify, defend, protect and hold harmless SuperGen and its officers, directors, employees, stockholders, assigns, successors and Affiliates (individually, a "SuperGen Indemnified Party" and collectively, "SuperGen Indemnified Parties") from, against and in respect of:

                (i) all Losses suffered, sustained, incurred or paid by any SuperGen Indemnified Party in connection with, resulting from or arising out of or relating to, directly or indirectly:

                     (a) any breach of any representation or warranty of Immunex set forth in this Agreement or any certificate, document or instrument delivered by or on behalf of Immunex in connection herewith;

                     (b) any nonfulfillment of any covenant or agreement on the part of Immunex in this Agreement;

                     (c) claims or causes of actions (including but not limited to for injuries or death of persons or damage to property) relating in any way to the Purchased Assets arising prior to the Closing, including but not limited to claims or causes of action relating to the manufacture, promotion, use, sale or distribution of Product;

                     (d) claims or causes of actions (including but not limited to for injuries or death of persons or damage to property) arising subsequent to the Closing relating to the manufacture of Product (including Inventory) prior to the Closing;

                     (e) any negligent or reckless actions by Immunex or its employees in connection with the fulfillment of its obligations set forth in this Agreement;

                     (f)  any other Non-Assumed Liabilities;

                     (g) non-compliance with the terms and conditions of any bulk sales laws with respect to the transactions contemplated by this Agreement; and

                (ii) any and all Losses arising from the foregoing or to the enforcement of this Section 6.1(a).

           (b) INDEMNIFICATION BY SUPERGEN. SuperGen covenants and agrees to indemnify, defend, protect and hold harmless Immunex and its officers, directors, employees, stockholders, assigns, successors and Affiliates (individually, a "Immunex Indemnified Party" and collectively, the "Immunex Indemnified Parties") from, against and in respect of:

                (i) all Losses suffered, sustained, incurred or paid by any Immunex Indemnified Party in connection with, resulting from or arising out of or relating to, directly or indirectly:

                     (a) any breach of any representation or warranty of SuperGen set forth in this Agreement or any certificate or other writing delivered by SuperGen in connection herewith;

                     (b) any nonfulfillment of any covenant or agreement on the part of SuperGen set forth in this Agreement;

                     (c) subject to Section 6.1(a)(i)(d), SuperGen's promotion, use, sale or distribution of Product after the Closing Date; and

                     (d)  any other Assumed Liability.

                (ii) any and all Losses arising from the foregoing or to the enforcement of this Section 6.1(b).

           (c) All Claims for indemnification under this Section 6.1 shall be asserted and resolved as follows:

                (i) Any party that may be entitled to indemnification under this Agreement, (an "Indemnified Party") shall send a Claim Notice (as defined below) to the party obligated to indemnify it (an "Indemnifying Party") with reasonable promptness upon becoming aware of any claim or other facts upon which a claim for indemnification might be based. If the Indemnifying Party does not notify the Indemnified Party within 30 days from the date of receipt of such Claim Notice that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case the Indemnifying Party shall object in writing to any claim made in accordance with this Section 6.1(c), the Indemnified Party shall have fifteen (15) days to respond in a written statement to the objection of the Indemnifying Party. If after such fifteen
(15) day period there remains a dispute as to any claims, the parties shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If no such agreement can be reached by Immunex or SuperGen, then either party may, by written notice to the other, demand arbitration of the matter in accordance with the arbitration provision set forth in Section 8.10.

                (ii) In the event that any claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim, including a copy of the claim made if the claim was made in writing, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim) (the "Claim Notice"). The Indemnifying Party shall have 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party's liability to the Indemnified Party hereunder with respect to such claim and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such claim, provided that the Indemnifying Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnifying Party shall deem necessary or appropriate to protect the Indemnifying Party's interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such claim and except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be diligently settled or prosecuted by the Indemnifying Party to a final conclusion; PROVIDED that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at the Indemnified Party's sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such claim, whether by failure of the Indemnifying Party to give the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

                (iii) Nothing herein shall be deemed to prevent an Indemnified Party from making a claim, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and an Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

                (iv) The Indemnified Party's failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying
Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

     6.2 INDEMNIFICATION FOR BROKERAGE CLAIMS. Immunex and SuperGen each represents that no broker or finder has been used in connection with the transactions contemplated by this Agreement and Immunex and SuperGen shall mutually indemnify the other against any claim for brokerage or like commission arising from each other's conduct or alleged conduct.

     6.3 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations, warranties and covenants (except for Section 5.5 which shall survive for six years) contained in this Agreement shall survive for a period of four years from the date hereof and thereafter shall be of no force or effect. Any claim for indemnification with respect thereto must be asserted by written notice to the Indemnifying Party prior to such date.

ARTICLE 7:  TERMINATION, AMENDMENT AND WAIVER

     7.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

           (a)   by mutual written consent of SuperGen and Immunex;

           (b) by SuperGen or Immunex if the Closing shall not have occurred on or prior to February 1, 1997, provided, however, that a party shall not have the right to terminate under this Section 7.1(b) if such party's (or such party's Affiliates) failure to fulfill any obligation under this Agreement has been the cause of, or resulted in the failure of the Closing to occur on or before such date of any liability of such party to the other party hereunder for such failure;

           The date on which this Agreement is terminated pursuant to any of the foregoing subsections of this Section 7.1 is herein referred to as the "Termination Date."

     7.2 EFFECT OF TERMINATION. Upon the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void, except that nothing herein shall relieve any party from liability for breach of this Agreement prior to such termination.

ARTICLE 8:  GENERAL PROVISIONS

     8.1 PUBLIC STATEMENTS. Except as may be required to comply with the requirements of applicable law, no press release or similar public announcement or communication will be made or caused to be made by the parties concerning the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, unless specifically approved in advance by the other party hereto.

     8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by reputable overnight courier or certified mail (return receipt requested) or sent by telecopier (confirmed thereafter by certified mail) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

           (a)    if to Immunex:

                  51 University Street
                  Seattle, Washington 98101
                  Attention:  Director of New Business
                  Telecopier Number:  [206] 587-0606

                  with a copy to:

                  Law Department
                  51 University Street
                  Seattle, Washington 98101
                  Attention:  General Counsel
                  Telecopier Number:  [206] 233-0644

            (b)   if to SuperGen addressed to:

                  SuperGen, Inc.
                  6450 Hollis Street
                  Emeryville, California  94608
                  Attention:  Chief Executive Officer
                  Telecopier Number: (510) 655-1098

                  with a copy to:

                  John V. Roos, Esq.
                  Wilson Sonsini Goodrich & Rosati
                  Two Palo Alto Square
                  Palo Alto, California 94306

     Notice so given shall (in the case of notice so given by mail) be deemed to be given and received on the third calendar day after mailing or the next business day if sent by a reputable overnight courier and (in the case of notice so given by telecopier or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

     8.3 RETURNS. Any returns of the Product sold before the Closing Date in the Territory, whether returned to SuperGen or Immunex, shall be for the account of Immunex. Any returns of the Product sold after the Closing Date in the Territory, whether returned to SuperGen or Immunex, shall be for the account of SuperGen. Any returns of the Product received by Immunex shall be promptly destroyed by Immunex, and Immunex shall notify SuperGen in writing within 30 days of its receipt and destruction of such returns with respect to Product owned by SuperGen. Any returns of the Product received by SuperGen shall be promptly destroyed by SuperGen, and SuperGen shall notify Immunex in writing within 30 days of its receipt and destruction of such returns with respect to Product owned by Immunex.

     8.4 WAIVER. Any waiver must be explicitly in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit, or waive a party's rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

     8.5 PARTIES IN INTEREST. This Agreement shall not run to the benefit of or be enforceable by any person other than a party to this Agreement and, subject to Section 8.8, its successors and assigns provided, however, the persons entitled to indemnification under Article 6 shall be beneficiaries of such provisions.

     8.6 ENTIRE AGREEMENT; GOVERNING LAW; MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; is not intended to confer upon any other person any rights or remedies hereunder; and shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of California without giving effect to the principles of conflicts of laws thereunder. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

     8.7 EXPENSES. All expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by a party, incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated.

     8.8 ASSIGNABILITY AND AMENDMENTS. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that, subsequent to the Closing Date, either party may assign this Agreement to any of its Affiliates, provided, that such Affiliates agree to be bound by the provisions of this Agreement. No such assignment will relieve the assigning party of any of its liabilities hereunder. This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties.

     8.9 CONFIDENTIALITY. Each party hereby agrees, and shall cause its Affiliates to agree, that after the Closing Date, such party and its Affiliates shall hold in confidence and not disclose to any third Person, nor use for its own benefit any confidential or proprietary information of the other party or its Affiliates that is disclosed to or discovered by such party or its Affiliates in connection with the transactions contemplated hereby, unless (i) such information becomes known to the public generally through no fault of such party or its Affiliates or (ii) disclosure is required by law or the order of any Governmental Authority under color of law.

     8.10 ARBITRATION. All disputes or controversies (whether of law or fact) of any nature whatsoever arising from or relating to this Agreement and the transactions contemplated hereby shall be decided by the American Arbitration Association in accordance with the rules and regulations of that association. The arbitrators shall be selected as follows: SuperGen and Immunex shall, within 30 days of the date of demand by either party for arbitration, each select one independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator within 30 days after their appointment as party arbitrators. Each party reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization. In the event objection is made, the American Arbitration Association (the "Association") shall resolve any dispute regarding the propriety of an individual arbitrator acting in that capacity. The parties shall each bear the expenses of the arbitrator chosen by it, and shall bear one-half the expenses of the independent arbitrator. Hearings in the proceeding shall commence within 120 days of the selection of the neutral arbitrator. Arbitration shall take place in Alameda County, California. At the request of either party, arbitration proceedings will be conducted confidentially; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in confidence under seal, available for the inspection only by the Association, SuperGen and Immunex and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in confidence. The arbitrators, who shall act by majority vote, shall be able to decree any and all relief of an equitable and legal nature, including but not limited to such relief as a temporary restraining order, a temporary and/or a permanent injunction, and shall also be able to award damages, with or without an accounting and costs. The decree or award rendered by the arbitrators may be entered as a final and binding judgment in any court having jurisdiction thereof. Reasonable notice of the time and place of arbitration shall be given to all persons, other than the parties, as shall be required by law, in which case such persons or those authorized representatives shall have the right to attend and/or participate in all the arbitration hearings in such manner as the law shall require. The resolution of conflicts procedures set forth in this Section
8.10 are the parties' sole and exclusive methods for resolving disputes arising out of this Agreement. Except as expressly set forth above, the parties agree to waive all rights to commence any action in law or equity arising out of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                 IMMUNEX CORPORATION


                                 By: /s/ Edward V. Fritzky
                                    ----------------------------------------
                                      Name:   Edward V. Fritzky
                                      Title:  Chairman, Chief Executive Officer


                                 SUPERGEN INC.


                                 By: /s/ Hank Settle
                                    ----------------------------------------
                                      Name:  Hank Settle
                                      Title: Chief Financial Officer

                                             CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT A

                                    INVENTORY


PRODUCT:
                                                               Expiration
    NDC #          Description         Lot #     Quantity         Date
------------   -----------------      -------   -----------    ----------

58406-711-12   5ml multiple dose      EP10020      [*]            02/98
                                      EP10030      [*]            02/98
                                      EP10050      [*]            02/98
                                      EP10060      [*]            03/98
                                      EP10070      [*]            03/98
                                      EP10080      [*]            03/98
                                      EP10090      [*]            03/98

                                        Total      [*]


58406-714-18   12.5ml multiple dose   EP20020      [*]            02/98
                                      EP20030      [*]            02/98

                                        Total      [*]


                                     RECORDS

Signed Application Form FDA 356h

Basis for ANDA Submission

Patent Certification and Exclusivity Statement

Comparison Between Generic Drug and Reference Listed Drug:

     1.   Conditions of Use

     2.   Active Ingredient(s)

     3.   Route of Administration, Dosage Form, and Strength

Labeling

Bioavailability/Bioequivalence

     1.   IN VIVO Study Protocol(s) (N/A)

     2.   IN VIVO Study (N/A)

     3.   Request for Waiver of In Vivo Study(ies)

     4.   IN VITRO Dissolution Data (N/A)

     5.   Formulation Data (Comparison of all Strengths)

Components and Composition Statements

Raw Materials Controls

     1.   Active Ingredient(s)

          a.   Synthesis Listing Manufacturer/Supplier (Type II
               DMF authorization Letters)

          b. Certificate(s) of Analysis specifications and test results from Drug Substance Manufacturer(s) (Including Material Safety Data Sheet)

          c. Testing specifications and data (Lederle Monograph and COAs)

          d. Spectra and Chromatograms for reference standards and test samples

          e.   Approved application for bulk antibiotic

     2.   Inactive Ingredients

          a.   Testing Specifications (Lederle Monographs)

          b.   Suppliers' & Lederle's Certificates of Analysis
               (Specifications and Results)

     3.   Standard Operating Procedures (SOPs)

          a.   Qualification of vendors

          b.   Acceptance Criteria

          c.   Retest Schedule

          d.   Storage

Description of Manufacturing Facility

     1. Full address(es) of the Facility(ies) for the Manufacturing Process, Testing, and Stability Testing

     2.   Brief Description of the Facility Including Sito Plan

     3.   eGMP Certification

     4.   Debarment Statement

Outside Firms Including Contract Testing Laboratories

     1.   Full Address

     2.   Functions

     3.   cGMP Certification/GLP (DMF Letters)

Manufacturing and Processing Instructions

     1.   Description of Manufacturing Process
          -    Aseptic Validation Package
          -    Process Flow Chart

     2. Blank Batch Record(s) for Intended Production Runs with Equipment Specified

     3.   Reprocessing Statement

In-Process Controls

     1.   Copy of Executed Batch Record (AADA/Three Batches) with
          Equipment Specified, Including Packaging Records Reconciliation and Label Reconciliation

     2.   In Process

          a.   Sampling Plans and Testing Procedures

          b.   Specifications and Data (Including In-Process Sampling Report)

Packaging and Labeling Procedures

Container

     1.   Summary of Container/Closure System

     2.   Components Specification and Test Data

          a.   Packaging Specification

          b.   Type III DMF References

     3.   Packaging Configurations and Sizes

     4.   Container/Closure Testing

Controls for the Finished Dosage Form

     1.   Sampling Plans and Test Procedures

     2.   Testing Specifications and Data (Including Monograph and
          COAs)

Analytical Methods (Three Additional Separate Bound Copies if the Drug Substance and/or Drug Product are not USP Articles)

     1.   Methods for Drug Substance

          a.   Method Validation

          b.   Test Specifications and Data

     2.   Methods for Drug Product

          a.   Method Validation (Including APRs)

          b. Stability-indicating test data of samples undergone various stress conditions

          c.   Test Specifications and Data

Stability of Finished Dosage Form

     1.   Protocol

     2.   Post Approval Commitments

     3.   Expiration Dating Period

     4.   Stability Data Submitted

Control Numbers

     1.   For Raw Materials

     2.   For Production Batches

Samples - Sample Availability and Identification of:

     1.   Drug Substance

     2.   Finished Dosage Form

Environmental Impact Analysis Statement

Other

     1.   Reference to Previously Submitted Information (N/A)

     2.   Literature Publication for Which English Translation is
          Submitted (N/A)

     3.   Letters of Authorization (N/A)

     4.   DEA Statement (N/A)